FEE AGREEMENT FOR LEGAL SERVICES

     This FEE AGREEMENT FOR LEGAL SERVICES (the "Agreement") is between Power Exploration Inc. ("Client" or the "Company") whose address is 5416 Birchman Ave., Fort Worth, Texas 76107 and Richard Surber ("Attorney") whose address is 268 South 400 West, Suite 300, Salt Lake City, Utah 84101 (Admitted to Practice in California Only).

     Attorney has provided general business (non-legal services) and legal services over the last four (4) months.

     To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services which Attorney will provide shall be in accordance with the following terms and conditions:

1. Professional Fees

     Fees will be based upon the reasonable value ofattomey's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California Rules of Professional Conduct. Fees will be based on the rates charged by Attorney.

     Attorney's rate is Three Hundred Dollars ($300) per hour. It is anticipated that Client and Attorney will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing from time to time.

     Client understands Attorney's billing rate may be reasonably adjusted from time to time, but not more frequently than annually. Notice of any such adjustments will be given within a reasonable time. Client further understands that during the course of Attorney's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

2. Costs and Expenses

     Client understands that in the course of representation, it may be necessary for Attorney to incur certain costs or expenses. Client will reimburse Attorney for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Attorney in accordance with the following guidelines:

     A. Computer-Related Expenses. Client will reimburse Attorney for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Attorney to utilize computer services which will enable Attorney to more efficiently manage the projects.

     B. Travel. Client will reimburse Attorney for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

     C. Filing Fees & Court Costs. Client will reimburse Attorney for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Attorney.

3. Billing

     All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Attorney will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and expects to pay Attorney's invoices as described below.

4. Payment

     Client agrees to satisfy Attorneys' fees for the last four (4) months by way of the issuance by Client, Thirty Thousand (30,000) shares of Client's common stock (the "Fee Shares"). Client has been advised and understands that Attorney is not being paid on an hourly basis for the past services rendered. Client further agrees and acknowledges that Fee Shares are fair consideration for the services Attorney has rendered in light of the Client's financial condition and the risks associated with Attorney's ability to liquidate the Fee Shares. Client has further been advised and has in fact consulted with another attorney in regards to the fairness of the Fee Shares being paid to Attorney for the services rendered and has had this entire fee agreement reviewed by that attorney.

     It is mutually understood and agreed that any fees for services that are in connection with a capital raising transaction or the promotion of Client's stock shall be paid in cash.

     In the event, Client uses Attorney's services in the future Client may pay Attorney at the above stated hourly rate in cash or freely tradeable stock or at an agreed upon rate for special projects.

5. Registration of Client Shares

     No later than ten (1O) days following the date hereof as to the Fee Shares and the Option, Client will cause such shares to be registered with the Securities and Exchange Commission under a Fon-n S-8 or other applicable registration statement, and it shall cause such registration statement to remain effective at all time while Attorney holds such shares. At
     Attorney's election, such shares may be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "33 Act"), Regulation D of the '33 Act, and applicable state securities laws.

6. Involvement of Client

     Client expects to be kept closely involved with the progress of Attorney's services in this matter. Attorney will keep Client apprised of all material developments in this matter, and, in the case of litigation or administrative proceedings, will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Attorney's services will be forwarded to Client.

     There may be times when Attorney will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

7. Termination

     Client shall have the right to terminate Attorney's engagement by written notice at any time. Attorney has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Attorney will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm.

                                      "Client"
                                       Power Exploration, Inc.
Dated: March 24, 2000                  By:
                                          ----------------------------
                                       Name:
                                       Joe Bennett
                                       Title: President



Dated: March 24, 2000                  "Attorney"



                                       By: /s/ Richard Surber
                                           ---------------------------
                                            Name:  Richard Surber